Exhibit B

Santech Holdings Limited (the "Company")
(Incorporated in the Cayman Islands)

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made on March 17, 2025 between the following parties:

(1)           Carmel Holdings Limited, a company duly incorporated and validly existing under the laws of the British Virigin Islands (the “Subscriber”); and

(2)           Santech Holdings Limited, an exempt company with limited liability incorporated under the laws of Cayman Islands (Nasdaq: STEC) (the “Company”).

The Subscriber and the Company are collectively referred to as the “Parties” and each a “Party.”

1.            SHARE SUBSCRIPTION

1.1           Subject to the terms and conditions of this Agreement, the Company shall issue to the Subscriber and the Subscriber shall subscribe from the Company, all of the title and interest in and to 112,000,000 ordinary shares of par value of US$0.0001 each in the share capital of the Company (the “Subscription Shares”), together with all rights, privilege and restrictions now and hereafter attaching thereto, with the consideration as set forth in Clause 3.

1.2           At the Closing, (i) the Subscriber shall deliver the Purchase Price as defined in Section 3.1 to the Company by wire transfer in immediately available funds, and (ii) the Company shall deliver or cause to be delivered to the Subscriber one or more certificates in definitive form for the Subscription Shares, in such denomination or denominations and registered in such name or names (each, a “Designated Party”) as the Subscriber requests upon notice to the Company at least two Business Days prior to the Closing Date.

2.            CONDITION PRECEDENT

2.1           Payment of the consideration for the Subscription Shares by the Subscriber shall be conditional upon the completion of the issuance and allotment of the Subscription Shares to the Subscriber in accordance with Clause 1 (“Condition Precedent”).

3.            CONSIDERATION

3.1           The Parties agree that the total consideration of the Subscription Shares shall be US$0.009 per Subscription Share and US$1,008,000 in total (“Purchase Price”) payable by the Subscriber or a person who is authorized to pay on behalf of the Subscriber, to a bank account of the Company or the Company’s subsidiary, as it is so designated by the Company. Any bank charges and currency conversion charges for transferring the fund shall be borne and paid by the Subscriber. The consideration for the Subscription Shares shall be paid within fifteen (15) business days upon the satisfaction of the Condition Precedent.

Santech Holdings Limited | Share Purchase Agreement

3.2           Any taxation and governmental charges in connection with the issuance and allotments of the Subscription Shares and arising from the execution or performance of this Agreement shall be borne by the Subscriber.

4.            THE SUBSCRIBER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

As of the date of this Agreement, the Subscriber makes the following representations, warranties and covenants to the Company:

4.1           It is incorporated and validly existing under the applicable law and has the right to execute this Agreement.

4.2           It warrants that it will actively work with the Company to complete all necessary formalities in relation to the issuance and allotment of the Subscription Shares pursuant to the applicable laws and regulations so as to ensure that the Subscriber legally own the Subscription Shares.

4.3           The signatory whose name appears under its name on the execution page of this Agreement is a duly authorized signatory of itself.

4.4           The Subscriber is not a “U.S. person” as defined in Rule 902 of Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

4.5           The Subscriber has been advised and acknowledges that in issuing the Subscription Shares to the Subscriber pursuant hereto, the Company is relying upon the exemption from registration provided by Regulation S. The Subscriber is acquiring the Subscription Shares in an offshore transaction (as defined in Regulation S under the Securities Act) in reliance upon the exemption from registration provided by Regulation S.

5.            THE COMPANY’S REPRESENTATIONS, WARRANTIES AND COVENANTS

As of the date of this Agreement, the Company makes the following representations, warranties and covenants to the Subscriber:

5.1           It is incorporated and validly existing under the applicable law and has the right to own its property, to issue shares and to carry on the business as currently conducted and to execute this Agreement.

5.2           It has the legal right and full power and authority to enter into and perform this Agreement or any other documents in connection with this Agreement, which, when executed, will constitute valid and binding obligations on itself in accordance with their respective terms.

5.3           The signatory whose name appears under its name on the execution page of this Agreement is a duly authorized signatory of itself.

Santech Holdings Limited | Share Purchase Agreement

5.4           The execution of, and the performance by it of its obligations under, this Agreement and any other documents in connection with this Agreement will not:

(i) result in a breach of any provision of its articles of association or any other constitutional document; and

(ii) result in a breach of any agreement, license or other instrument, or result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it or any of its assets is bound.

5.5           At the closing date, the Subscription Shares have been duly authorized and, when issued and delivered to and paid for by the Subscriber pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, title defect, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature, except for restrictions arising under the Securities Act, and upon delivery and entry into the register of members of the Company will transfer to the Subscriber good and valid title to the Subscription Shares.

6.            ENTIRE AGREEMENT

This Agreement constitutes the entire understanding and agreement of the Parties relating to the subject matter of this Agreement, and supersedes all previous oral and written representations, exchanges, understandings and agreements made or reached by and between the Parties up to and including the date of this Agreement. The Parties acknowledge and agree that, in entering into this Agreement, no Party has relied on any representation, warranty or undertaking which is not included in this Agreement.

7.            SEVERABILITY

If any provision of this Agreement shall be illegal, or for any other reason unenforceable, such provision shall be deemed to be independent from the other provisions of this Agreement and shall not affect the effect or enforceability of such other provisions, which shall continue to be effective and enforceable in accordance with their terms.

8.            ASSIGNMENT

No Party shall be entitled to assign the benefit of any provision of this Agreement without the prior written approval of the other Party and compliance with the applicable law.

9.            COSTS AND CHARGES

Unless otherwise provided in this Agreement or agreed in writing by the Parties to this Agreement, each Party shall bear its own costs incurred by it in relation to the execution and implementation of this Agreement (including without limitation legal fees).

Santech Holdings Limited | Share Purchase Agreement

10.          NOTICES

All notices shall be delivered either by hand, registered airmail or email to the following addresses (as the case may be):

To the Company:
Santech Holdings Limited
15/F, AIA Central, 1 Connaught Road Central, Hong Kong
Attention: CEO’s office

To Subscriber:
Carmel Holdings Limited
Portcullis Chambers, 4th Floor Ellen Skelton Building, 3076 Sir Francis Drake Highway, Road Town, Tortola, British Virgin Islands VG1110

11.          LIABILITY FOR BREACH OF AGREEMENT

11.1         If either Party terminates this Agreement without obtaining the consent of the other Party after the execution of this Agreement, such Party shall compensate the other Party for all direct and/or indirect losses incurred as a result thereof.

11.2         The liability for breach of this Agreement assumed by either Party shall not be discharged as a result of the termination/dissolution of this Agreement and/or the completion of the equity interest transfer formalities.

12.          GOVERNING LAW AND SUBMISSION TO JURISDICTION

12.1         This Agreement shall be construed in accordance with and be governed by the laws of Hong Kong.

12.2         Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof shall be settled by arbitration in the Hong Kong International Arbitration Centre under the UNCITRAL Arbitration Rules in accordance with the Hong Kong International Arbitration Centre Procedures for the Administration of International Arbitration in force at the date of this Agreement. The arbitration shall be conducted in Chinese.

12.3         The award of the arbitral tribunal shall be final and binding upon the parties to the arbitration, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

13.          COUNTERPARTS

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same original instrument. Any Party may enter into this Agreement by executing any such counterpart.

Santech Holdings Limited | Share Purchase Agreement

IN WITNESS whereof the Parties have executed this Agreement on the day and year first above written.

For an on behalf of

SANTECH HOLDINGS LIMITED

/s/ Wai LOK	/s/ CHEN Jie	/s/ Joel A. GALLO
Name: Wai LOK	Name: CHEN Jie	Name: Joel A. GALLO
Title: Director	Title: Independent Director	Title: Independent Director

/s/ Wing To Howard CHAN	/s/ Fai KAM
Name: Wing To Howard CHAN	Name: Fai KAM
Title: Independent Director	Title: Independent Director

For an on behalf of

CARMEL HOLDINGS LIMITED

/s/ Wai LOK
Wai LOK
Authorized Signatory

Santech Holdings Limited | Share Purchase Agreement